Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of The Talbots, Inc. on Form S-8 of our report dated April 14, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for goodwill and intangible assets on February 3, 2002) appearing in the Annual Report on Form 10-K of The Talbots, Inc. for the year ended January 31, 2004.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
September 22, 2004